EXHIBIT 99

Contact:
William J. Small
Chairman, President and CEO
First Defiance Financial Corp.
(419) 782-5015
bsmall@first-fed.com

FIRST DEFIANCE COMPLETES THE
ACQUISITION OF PAVILION BANCORP AND BANK OF LENAWEE

DEFIANCE, OH (March 14, 2008) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced that it has completed the acquisition of Pavilion Bancorp Inc. and its subsidiary, the Bank of Lenawee, through the merger of Pavilion into First Defiance.

The Bank of Lenawee had nine banking offices and $273.6 million in assets as of December 31, 2007.  As a result of the acquisition, First Defiance, the holding company for First Federal Bank of the Midwest, increased its deposits by approximately $205 million and its net loans by approximately $237 million using December 31, 2007 data. Following the acquisition, on a pro forma basis using December 31, 2007 data, First Defiance Financial Corp. will have $1.85 billion in total assets and $1.4 billion in total deposits

First Defiance expects the merger to be accretive to earnings in the first 12 months, excluding one-time acquisition related charges, with no repurchase assumptions or revenue synergies assumed. Management estimates that annual pre-tax expense reductions will be approximately $3.5 million with approximately 75% to be realized in 2008 and the balance thereafter. The company expects one-time costs, including acquisition-related and restructuring charges will not exceed $3.8 million on a pre-tax basis over the integration period.

As previously announced, First Federal will continue to operate eight Bank of Lenawee offices in Hillsdale and Lenawee Counties, which border northern Ohio, and close the Bank of Lenawee Waldron branch. First Defiance Chairman, President and CEO William J. Small said the acquisition expands First Federal Bank’s presence into adjacent markets, supports its growth strategy and brings the total number of First Federal Bank branches to 36. “We are the largest community bank in northwest Ohio; this acquisition expands our market area into southeastern Michigan and it adds the type of communities that have been very responsive to First Federal Bank’s  ‘Customer First’ style of banking,” Small said.

5

All eight offices will be closed on Saturday, March 15 for systems conversion and will open on Monday, March 17 as First Federal Bank offices. Dawn Bales will manage the Adrian offices; Wendy Pizana will manage the Tecumseh locations; Norma Bournes will oversee the Hillsdale office; Jan Fisher is the manager of the Hudson office and Jennifer Blaker will manage the Morenci location. The bank managers and customer service representatives will be assisted in the short-term by transition teams from other First Federal Bank offices.

First Federal Bank previously named Jeffrey D. Vereecke as the Northern Market President. The Northern Market includes the Williams and Fulton County, Ohio offices of First Federal Bank as well as all of the former Bank of Lenawee offices in Michigan. A native of Morenci, Michigan, Vereecke has been overseeing the Bank of Lenawee transition to First Federal Bank and recently moved his family to Adrian.  “First Federal Bank invests in the communities it serves,” said Vereecke. “We build long-term relationships in our markets and we have a proud history of being good corporate citizens. We will continue to provide local decision-making and a true community bank choice for the customers in Hillsdale and Lenawee counties.“

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, OH, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 36 full service branches and 45 ATM locations in northwest Ohio, west central Indiana and southeastern Michigan. First Insurance & Investments has offices in Defiance, Ohio and Bowling Green, Ohio, and specializes in life and group health insurance. For more information, visit the company’s Web site at www.fdef.com.

Safe Harbor Statement
This release may contain forward-looking statements about First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This press release may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company including statements preceded by, followed by or that include the words or phrases such as "believes," "expects," "anticipates," "plans," "trend," "objective," "continue," "remain" or similar expressions or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may" or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the counties in which First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company or the businesses in which First Defiance Financial Corp., Pavilion Bancorp, Inc., and/or the combined company are engaged; (8) difficulties in combining the operations of Pavilion Bancorp, Inc., and/or other acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Further information on other factors which could affect the financial results of First Defiance Financial Corp. after the merger are included in First Defiance Financial Corp. and Pavilion Bancorp, Inc.’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov.

###

6